Exhibit 23.1

To Whom It May Concern:

We hereby consent to the incorporation of our report dated April 9, 2021, with respect to the financial statements of Bioxytran, Inc. for the years ended December 31, 2020 and 2019, included in the Registration Statement of Bioxytran, Inc. on Form S-1 to be filed on or about June 23, 2021.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

June 23, 2021